Exhibit 99.1

News Release

FactSet Announces Helen Shan as New Chief Financial Officer

Norwalk, CT – July 27, 2018 – FactSet, a global provider of integrated financial information, analytical applications, and industry-leading services, today announced that Helen Shan will join as Chief Financial Officer (CFO) in September, 2018.

Shan has more than 25 years of experience in business and financial services, and has held key executive roles in finance, treasury, strategy, corporate development, and investment banking. She will join FactSet following her position at Marsh and McLennan Companies, where she was CFO for Mercer, one of the world’s leading professional services firms, providing advice and solutions that help organizations meet the needs of a changing workforce. During her time at Mercer, Shan was responsible for global financial reporting and performance, operational finance, investments, and corporate strategy, leading a team of finance professionals supporting clients in over 130 countries.

Prior to Mercer, Shan has held the role of Vice President and Treasurer for both Marsh and McLennan Companies and Pitney Bowes Inc. and of Managing Director at J.P. Morgan. She earned Bachelor of Science degrees from the University of Pennsylvania’s Wharton School and School of Engineering and Applied Science, and a Master of Business Administration from Cornell University’s SC Johnson College of Business.

“We’re excited to welcome Helen as our new CFO,” said Phil Snow, Chief Executive Officer, FactSet. “Helen brings extensive financial, operational, and strategic experience to FactSet, which adds to the existing strength of our Finance organization. Her skills and expertise position her well to partner with our business leaders as we evolve and build out new capabilities as an organization.”

There will be a transition period when Shan joins with current CFO Maurizio Nicolelli, who will remain an employee with FactSet through December 2018.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 89,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet

Media & Investor Relations

Contact:

Rima Hyder

857.265.7523

Rima.hyder@factset.com

Copyright © 2018 FactSet Research Systems Inc. All rights reserved.	FactSet Research Systems Inc. | www.factset.com